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SUIZA FOODS ANNOUNCES DAIRY FRESH ACQUISITION                     PR NEWSLETTER

JUNE 23, 1997 7:50 AM EDT

DALLAS, June 23/PRNewswire/ -- Suiza Foods Corporation (NYSE: SZA) announced today that it has signed a definitive agreement to purchase the assets of Dairy Fresh L.P., a processor of milk and ice cream based in Winston-Salem, North Carolina. Terms of the transaction were not disclosed. Dairy Fresh reported sales of approximately $125 million in its 1996 fiscal year. Suiza expects to complete the acquisition by July 1, 1997.

In a separate announcement today Suiza Foods reported that it signed a definitive agreement to acquire Garelick Farms of Franklin, Massachusetts. The combined purchase price of the two transactions is expected to be approximately $400 million in cash and stock, subject to certain post closing adjustments. Financing for these transactions will be provided under a recently expanded $700 million senior lending facility underwritten by First Union National Bank and The First National Bank of Chicago.

Gregg L. Engles, Suiza's Chairman and Chief Executive Officer, commented:
"The Dairy Fresh acquisition will provide us an entry into the rapidly growing Carolinas with a large, highly efficient, regional operator. The company fits firmly into our strategy of acquiring strong regional dairies. We anticipate the acquisition will be immediately accretive to earnings and provide a solid base onto which we can build with add-on acquisitions."

Barney Meredith, Dairy Fresh President, added: "The acquisition by Suiza is an excellent opportunity for Dairy Fresh and its employees to become part of a strong, rapidly growing dairy company with a commitment to the highest product quality, customer service and efficiency. Suiza will keep all of our management and employees and is committed to growth at Dairy Fresh."

Suiza Foods is a Dallas-based consolidator of distribution oriented food businesses. Its principal holdings are in the dairy processing and packaged ice industries and include Suiza Dairy and the Garrido Coffee Company in Puerto Rico, Velda Farms Dairy in Florida, Swiss Dairy in California, Model Dairy in Nevada, and Reddy Ice, the largest packaged ice company in the United States. Diary Fresh L.P. is a partnership organized by ZS Fund L.P. of New York.

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